Exhibit 99.1

ARISTA POWER SELECTED TO DEVELOP INTELLIGENT MICRO-GRID FOR U.S. ARMY

ROCHESTER, NY - January 17, 2012 - Arista Power, Inc. (“Arista Power” or the “Company”) (OTCBB: ASPWD), a manufacturer, designer and integrator of renewable energy generation, management and distribution systems, announced today that it has been awarded a $922,000 U.S. Army contract to be the prime contractor to complete Phase One activities for the development of a new Intelligent Micro-Grid.

The Intelligent Micro-Grid will be designed to seamlessly integrate both renewable and traditional energy sources to provide the scalability and automatic operation needed to deliver highly reliable power in areas where military operations are taking place across a broad spectrum of energy requirements and applications with a goal of minimizing the use of fossil fuels and saving lives by reducing the need to transport diesel fuel.

Arista Power will develop the Intelligent Micro-Grid for the Renewable Energy for Distributed Under-Supplied Command Environments (“REDUCE”) program under the guidance of the U.S. Army Communications-Electronics Research, Development and Engineering Center (“CERDEC”).

Under Phase One of the REDUCE program, Arista Power will deliver a demonstration of the system in approximately 3 to 6 months at CERDEC. The program has a Phase Two option for CERDEC to provide additional funding for continued development upon the successful completion of Phase One.

“We are pleased to have been selected by the U.S. Army for this vital program and to be playing an integral part in the Department of Defense’s broad-based initiative to reduce its reliance on fossil fuels and to improve energy efficiency,” said William A. Schmitz, Chief Executive Officer of Arista Power. “The vast majority of power used by the armed forces for operating environments is provided by diesel generators. Supplying fuel for these generators is costly, not only in a financial sense but also in terms of the dangers to human life inherent in transporting fuel.”

“While our currently available Mobile Renewable Power Station is an attractive solution that can provide adequate power for a single operation,” Mr. Schmitz continued, “the Arista Power platform will enable the Intelligent Micro-Grid to provide much greater levels of needed power, and give the soldier the ability to maximize renewable power while minimizing reliance on fossil fuels. The system will be designed to seamlessly and automatically integrate traditional and renewable power sources.”

Mark Matthews, Vice President of Sales & Marketing of Arista Power, said that, “The Department of Defense has been mandated to reduce its reliance on fossil fuels, reduce greenhouse gas emissions, improve energy efficiency, implement high performance sustainable Federal building standards, and to produce or procure 25% of its total energy from renewable sources by 2025.  We believe this contract demonstrates that Arista Power will be a leading partner for the Department of Defense as it moves to achieve these objectives utilizing not only our engineering expertise in the development of the Intelligent Micro-Grid, but also our Power on Demand peak-shaving system, our Mobile Renewable Power Station, our Man-Portable Micro Wind Turbines and other products that deliver energy to remote locations with both renewable and traditional energy sources.”

About Arista Power, Inc.

Arista Power, Inc. is a developer, manufacturer, and supplier of custom-designed power management systems, renewable energy storage systems, WindTamer wind turbines, and a supplier and designer of solar energy systems.  Arista Power’s patent-pending Power on Demand system utilizes inputs from multiple energy sources including wind, solar, fuel cells, and the grid, in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at optimal times to reduce peak power demand, thereby lowering electricity costs for large energy users who deal with peak usage pricing.  Arista Power also sells a Mobile Renewable Power Station that utilizes energy generated from wind, solar PV, generators, fuel cells and other energy-generating devices that is stored in an integrated onboard storage device for military and other applications, and a stationary, scalable Renewable Power Station that can be drop-shipped to off-grid locations to be used as a micro-grid.  Arista Power’s diffuser-augmented WindTamer wind turbine utilizes a patented technology for the production of electrical power.  For more information on Arista Power, go to www.aristapower.com.

About The U.S. Army Communications-Electronics Research, Development and Engineering Center (“CERDEC”)

The Communications-Electronics Research, Development and Engineering Center (or “CERDEC”) is the United States Army’s information technologies and integrated systems center. Located at the Aberdeen Proving Grounds in Maryland, CERDEC is one of the 10 organizations that make up the U.S. Army Research, Development and Engineering Command (“RDECOM”) and is the leading supplier of advanced Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance capabilities, technologies and integrated solutions for the Warfighter. For more on CERDEC, please go to: www.cerdec.army.mil

Forward-Looking Statements
This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties.  Arista Power, Inc. cautions investors not to place undue reliance on forward-looking statements, which reflect Arista Power’s analysis only as of today’s date. There can be no assurance that such forward-looking statements will prove to be correct, and actual results could differ materially.  Arista Power undertakes no obligation to publicly update forward-looking statements.  Further information on these factors, and other factors that could affect Arista Power’s financial results, is included in Arista Power’s Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K.

Contact:
Arista Power, Inc.
Cherrie Mahon, VP of Investor Relations
(585) 243-4040
ircontact@aristapower.com